EXHIBIT 2.1










                         TRADEMARK PURCHASE AGREEMENT


                                 BY AND AMONG


                             ARIS INDUSTRIES INC.,
                                      AND
                     XOXO CLOTHING COMPANY, INC., SELLERS,

                          EUROPE CRAFT IMPORTS, INC.,

           MARCADE GROUP REALTY CORPORATION AND 8-3 RETAILING INC.,
                            THE OTHER SUBSIDIARIES

                                      AND

                      GLOBAL BRAND HOLDINGS, LLC, BUYER,

                         STANLEY CAYRE AND ELI HAMWAY




                            DATED AS OF MAY 7, 2003









                               TABLE OF CONTENTS


ARTICLE I         PURCHASE AND SALE.....................................................2
         Section 1.1 Purchase and Sale..................................................2
         Section 1.2 Payment of Purchase Price..........................................2
         Section 1.3 Assignments........................................................4
         Section 1.4 Closing............................................................4
         Section 1.5 Allocation of Purchase Price among the Buyer and the Sellers.......6
         Section 1.6 Earnest Money Deposit..............................................6
         Section 1.7 Prorated Fees; Remittance of Fees..................................7

ARTICLE II        REPRESENTATIONS AND WARRANTIES OF SELLERS.............................7
         Section 2.1       Organization and Power.......................................7
         Section 2.2       Authorization; Enforceability................................7
         Section 2.3       No Violation or Conflict.....................................8
         Section 2.4       Complete Lists...............................................8
         Section 2.5       Title and Ownership..........................................9
         Section 2.6       No Transfers.................................................9
         Section 2.7       No Infringement..............................................9
         Section 2.8       No Other Licenses...........................................10
         Section 2.9       Existing Licenses...........................................10
         Section 2.10      Registrations...............................................10
         Section 2.11      No Royalties................................................10
         Section 2.12      No Claims or Litigation.....................................10
         Section 2.13      Brokers.....................................................11

ARTICLE III       REPRESENTATIONS AND WARRANTIES OF BUYER..............................11
         Section 3.1       Organization................................................11
         Section 3.2       Authorization; Enforceability...............................11
         Section 3.3       No Violation or Conflict....................................11
         Section 3.4       Funds.......................................................11
         Section 3.5       Brokers.....................................................11

ARTICLE IV        CERTAIN MATTERS PENDING CLOSING......................................12
         Section 4.1       Full Access.................................................12
         Section 4.2       Confidentiality.............................................12
         Section 4.3       Carry on in Regular Course..................................12
         Section 4.4       Consents, Approvals and Notifications.......................13
         Section 4.5       Exclusive Dealing...........................................14
         Section 4.6       Cooperation.................................................15
         Section 4.7       Special Meeting of Shareholders.............................15
         Section 4.8       Publicity...................................................16
         Section 4.9       Updates.....................................................16
         Section 4.10      Temporary License Agreement.................................16

ARTICLE V         CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER.....................18
         Section 5.1       Compliance with Agreement...................................18
         Section 5.2       Proceedings and Instruments Satisfactory....................18
         Section 5.3       Absence of Litigation.......................................18
         Section 5.4       Representations and Warranties..............................18
         Section 5.5       No Adverse Change...........................................19
         Section 5.6       Deliveries at Closing.......................................19
         Section 5.7       Commitment by Adamson.......................................19
         Section 5.8       Approvals and Consents......................................20
         Section 5.9       Change of Name..............................................20
         Section 5.10      Shareholders' Approval......................................20
         Section 5.11      Esteem Fashions Agreement...................................20

ARTICLE VI         CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLERS..................21
         Section 6.1       Compliance with Agreement...................................21
         Section 6.2       Proceedings and Instruments Satisfactory....................21
         Section 6.3       Absence of Litigation.......................................21
         Section 6.4       Representations and Warranties..............................21
         Section 6.5       Payment of Purchase Price...................................21
         Section 6.6       Delivery at Closing.........................................21
         Section 6.7       Shareholders' Approval......................................22
         Section 6.8       Absence of Dissenters' Rights...............................22
         Section 6.9       Approvals and Consents......................................22

ARTICLE VII POST-CLOSING COVENANTS, INDEMNITY AND TERMINATION..........................22
         Section 7.1       No Further Use..............................................22
         Section 7.2       Sellers' Indemnity..........................................22
         Section 7.3       Buyer's Indemnity...........................................24
         Section 7.4       Termination.................................................25
         Section 7.5       Rights on Termination; Waiver...............................26
         Section 7.6       Survival of Indemnities.....................................26

ARTICLE VIII MISCELLANEOUS.............................................................26
         Section 8.1       Notices.....................................................26
         Section 8.2       Further Assurances..........................................27
         Section 8.3       Governing Law and Forum.....................................27
         Section 8.4       Headings....................................................28
         Section 8.5       Counterparts................................................28
         Section 8.6       Binding Effect..............................................28
         Section 8.7       Entire Agreement............................................28
         Section 8.8       Amendments and Waivers......................................28
         Section 8.9       Expenses....................................................28
         Section 8.10      Assignment..................................................28
         Section 8.11      Taxes and Fees..............................................29
         Section 8.12      Severability................................................29
         Section 8.13      Interpretation..............................................29
         Section 8.14      Rules of Construction.......................................29
         Section 8.15      Bulk Transfers..............................................29
         Section 8.16      IRS Tax Forms...............................................29


Exhibits

Exhibit A         --       List of Trademarks, Trademark Applications, Trademark
                                    Registrations and Trademark License
                                    Agreements
Exhibit B         --       Allocation of Purchase Price Among Sellers
Exhibit C         --       Form of Escrow Agreement
Exhibit D         --       Form of Assignment of Trademarks and Trademark
                                    Applications in United States
Exhibit E         --       Form of Assignment of Copyrights


Schedules

Schedule 1.1       -       List of Domain Names
Schedule 1.4 (g)   -       List of Stores
Schedule 1.4 (h)   -       List of Advertising Funds
Schedule 2.3       -       List of Required Consents
Schedule 2.5(a)    -       List of Liens, Security Interests and Encumbrances
Schedule 2.5(c)    -       List of Claims of Conflicting Ownership
Schedule 2.5(d)    -       List of Exceptions to Trademark Registrations
Schedule 2.7       -       List of Alleged Potential Infringements
Schedule 2.8(a)    -       List of Obligations to Third Parties Relating to
                                    Representations of Trademark Assets or
                                    Copyright Assets
Schedule 2.8(b)    -       List of Certain Terminated Licenses
Schedule 2.8(c)    -       Description of Adversary Proceeding
Schedule 2.11      -       List of Royalties or Other Payments Required to Be
                                    Paid by the Sellers
Schedule 2.12(a)   -       List of Pending Claims or Litigation Against Sellers
                                    or ECI
Schedule 2.12(b)   -       List of Pending Claims Against Third Parties





                         TRADEMARK PURCHASE AGREEMENT


         TRADEMARK PURCHASE AGREEMENT dated as of this 7th day of May 2003 (this "Agreement") by and among Aris Industries, Inc., a New York corporation ("Aris"), its wholly-owned subsidiary, Europe Craft Imports, Inc., a New Jersey corporation ("ECI"), and ECI's wholly-owned subsidiary, XOXO Clothing Company, Inc., a Delaware corporation ("XOXO Inc.;" Aris and XOXO Inc. being collectively referred to herein as the "Sellers"), ECI's wholly-owned subsidiary, Marcade Group Realty Corporation, a New York corporation ("Marcade"), the wholly-owned subsidiary of XOXO Inc., 8-3 Retailing Inc., a California corporation ("8-3 Retailing"), (8-3 Retailing and Marcade being collectively referred to herein as the "Other Subsidiaries"), Global Brand Holdings, LLC, a New York limited liability company (the "Buyer"), and, solely with respect to Section 3.4 hereof, Stanley Cayre and Eli Hamway.

                                  WITNESSETH:

         WHEREAS, the Sellers are the owners of the trade name and service mark XOXO and the trademarks XOXO, XOXO IN AMERICA AND ABROAD, LOLA and FRAGILE and all variations thereof, as well as the trademark registrations issued by the United States Patent and Trademark Office and the trademark registrations issued by the appropriate government trademark offices in certain foreign jurisdictions (collectively, the "Trademark Registrations"), together with the goodwill of the businesses of the Sellers connected with the use of, or symbolized by, said trade name, service mark and trademarks (the "Trademarks"), and all of the rights of the Sellers as licensors under licenses for the Trademarks and all of the claims by the Sellers, if any, against third parties for present or past infringements of any or all of the Trademarks (all of which with the Trademarks being collectively referred to herein as the "Trademark Assets");

         WHEREAS, the Sellers have filed applications in the United States Patent and Trademark Office and in the appropriate government trademark offices in certain foreign jurisdictions to register the service mark XOXO and the trademarks XOXO, XOXO IN AMERICA AND ABROAD, LOLA and FRAGILE (the "Trademark Applications");

         WHEREAS, the Sellers are the owners of all rights of copyright throughout the world, whether registered or not, in and to any and all materials and works (i) authored or created by the Sellers, (ii) authored or created for the Sellers, the rights to which have been assigned to the Sellers (including all materials and works created by any of the Sellers' employees, licensees, sub-licensees and franchisees), and (iii) authored or created for the Sellers, the rights to which are assignable to the Sellers (including all materials and works created by any of the Sellers' employees, licensees, sub-licensees and franchisees), all of which materials and works having been utilized on, or in connection with, any products bearing the Trademarks, as well as in connection with any advertising, promotional and all other materials bearing the Trademarks, including, without limitation, all artwork, audio or visual content, designs, prototypes, labeling, tags, packaging, and promotional material of or for all products bearing the Trademarks (the "Copyright Assets"); and

         WHEREAS, the Sellers desire to sell and assign, and the Buyer desires to purchase and assume, the Trademark Assets, the Trademark Applications and the Copyright Assets on the terms and conditions set forth herein.

         NOW, THEREFORE, for the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by all of the parties hereto, the parties hereto agree as follows:

                                   Article I

                               Purchase and Sale

         1.1 Purchase and Sale. At the Closing (as hereinafter defined) and subject to all of the terms and conditions of this Agreement, the Sellers in perpetuity hereby irrevocably grant, sell, transfer and assign to the Buyer, and the Buyer in perpetuity hereby purchases and assumes from the Sellers, all of the Sellers' right, title and interest of every kind and nature in and to
(a) the Trademark Assets (other than with respect to the Trademark LOLA), (b) the Trademark Applications as set forth on Exhibit A hereto and (c) the Copyright Assets, which Trademark Assets (other than with respect to the Trademark LOLA), Trademark Applications and Copyright Assets shall be free and clear of any liens, security interests or other encumbrances other than the Trademark License Agreements. In addition, the Sellers hereby sell, assign, transfer, grant and set over to the Buyer all domain names incorporating the Trademarks or any variation, combination or common misspelling thereof which may be owned by the Sellers as set forth on Schedule 1.1 hereto. With respect to the trademark LOLA, Sellers hereby irrevocably grant, sell, transfer and assign to the Buyer, and the Buyer in perpetuity hereby purchases and assumes from the Sellers, whatever right, title and interest Sellers may have in the trademark LOLA; provided, however, that the parties hereby agree that the trademark LOLA shall be excluded from all obligations of the Sellers pursuant to this Agreement pertaining to the Trademarks, Trademark Registrations and Trademark Applications, including but not limited, to Sections 1.4(b), 2.3(b), 2.4(a), 2.5, 2.10 and 7.2 hereof.

         1.2      Payment of Purchase Price.

                  (a) The purchase price (the "Purchase Price") to be paid by the Buyer for the Trademark Assets, the Trademark Applications and the Copyright Assets shall be Forty-Three Million ($43,000,000) Dollars to be paid to the order of each of Aris and XOXO Inc. in accordance with the allocation set forth on Exhibit B hereto, by wire transfer on the Closing Date (as hereinafter defined) of immediately available funds to accounts designated by Aris and XOXO Inc. in writing at least three (3) Business Days prior to the Closing Date.

         For the purposes of this Agreement, the term "Business Day" shall mean any day other than a Saturday, Sunday or any other day on which national banks in the City of New York are not open for business.

                  (b) Notwithstanding anything in subsection (a) of this
Section 1.2 to the contrary, the Buyer shall, on the Closing Date, deposit Two Million ($2,000,000) Dollars of the Purchase Price in an interest bearing account (the "Escrow Deposit Account") at a bank in escrow with Skadden, Arps, Slate, Meagher & Flom LLP as escrow agent (the "Escrow Agent"), pursuant to an Escrow Agreement in the form of Exhibit C hereto (the "Escrow Agreement"), for a period (the "Escrow Period") commencing with the Closing Date and ending six
(6) months after the later of the Closing Date or the Adamson Effective Date (as such term is hereinafter defined). The Escrow Agent shall release amounts from the Escrow Deposit Account in accordance with the following procedure:
(i) if, on the Adamson Effective Date, the Off-Price Sales (as defined below) by Adamson Apparel, Inc., a Delaware corporation ("Adamson"), of products using the Trademarks, during the period from the date hereof to the Adamson Effective Date, exceed thirty-five (35%) percent of its total sales of such products during that period, the Escrow Agent shall, at the end of the Escrow Period, release the then remaining funds in the Escrow Deposit Account to an account designated in advance by the Buyer; (ii) if, during the Escrow Period, a retailer shall claim a chargeback arising from actions or omissions of the Sellers or Adamson which the Buyer pays or gives credit therefor, the Escrow Agent shall release the amount so paid or credited to an account designated in advance by the Buyer; (iii) if, during the Escrow Period, a licensee shall off-set or otherwise deduct any amount against its payments due pursuant to its license agreement as a result of any actions or omissions of the Sellers or Adamson, the Escrow Agent shall release the amount of such off-set or deduction to an account designated in advance by the Buyer; or (iv) at the end of the Escrow Period, the Escrow Agent shall release the then remaining funds in the Escrow Deposit Account, to the extent not distributed pursuant to clauses (i), (ii) or (iii) hereof, to an account designated in advance by the Sellers. During the Escrow Period and for the month following its termination, the Sellers shall, not later than the tenth (10th) day of each month, give the Buyer a report as to the Adamson sales during the prior month, with such data as would enable the Buyer to monitor compliance with this Section 1.2(b) and
Section 5.7 hereof.

         For the purposes of this Agreement, the term "Off-Price Sales" shall mean sales of any products using the Trademarks at a price that is more than twenty-five (25%) off the initial listed wholesale price and any style that is sold to retailers other than upper and mid-tier department stores and specialty stores.

                  (c) Notwithstanding anything in subsections (a) or (b) of this Section 1.2 to the contrary, the Buyer shall, on the Closing Date, deposit One Million ($1,000,000) Dollars of the Purchase Price in an interest bearing account (the "Additional Escrow Deposit") at the same bank as described in subsection (b) of this Section 1.2 in escrow with the Escrow Agent pursuant to the Escrow Agreement for a period (the "Additional Escrow Period") commencing with the Closing Date and ending with the third anniversary of the Closing Date. The Escrow Agent shall release amounts from the Additional Escrow Deposit in accordance with the following procedure: (w) if the Buyer presents evidence of Damages (as defined in Section 7.2(a) hereof) as to which the Buyer is entitled to indemnification pursuant to
Section 7.2(a) arising out of claims relating to the items set forth in
Schedule 1.2(c) hereto, the Escrow Agent shall release the amount of Damages to an account designated in advance by the Buyer; (x) if the Buyer presents evidence of Damages sustained by the Buyer in any proceeding with respect to the transactions contemplated by this Agreement (the "Grupo Proceeding") that may be instituted against the Buyer by Grupo Xtra of New York, Inc. ("Grupo") or any of Grupo's Affiliates (as such term is defined in Rule 405 under the Securities Act of 1933, as amended) by a final, non-appealable, judgment, the Escrow Agent shall release the amount of Damages to an account designated in advance by the Buyer; (y) if the Buyer presents invoices from its defense counsel for its reasonable fees and disbursements incurred in the Grupo Proceeding, the Escrow Agent shall release an amount equal to the invoice to the account designated in advance by the Buyer; or (z) at the end of the Additional Escrow Period, the Escrow Agent shall release the then remaining funds in the Additional Escrow Account, to the extent not distributed pursuant to clauses (w), (x) or (y) hereof, to an account designated in advance by the Sellers.

                  (d) The amount of any escrowed funds released to the Buyer pursuant to either subsection (b) or (c) of this Section 1.2 (other than any amount which represents interest) shall be treated for all tax purposes as an adjustment to the Purchase Price. Appropriate adjustments to the allocation of the Purchase Price (including the Final Allocation as such term is hereinafter defined) shall be made at the time of the release of any escrowed funds to the Buyer pursuant to subsection (b) or (c) of this Section 1.2. The party receiving a distribution of any interest that is earned on the Escrow Deposit Account shall be solely responsible for the payment of any taxes with respect to such interest.

         1.3 Assignments. The Sellers shall be responsible, at their expense, for the preparation of each individual country assignment and other appropriate documents for each country in which the Trademarks are registered or an application for registration has been made (including, without limitation, any required powers of attorney or legalization documents). Each individual country assignment, power of attorney and/or legalization document shall be provided to the Buyer at the Closing in a form previously submitted to, and found to be reasonably acceptable by, the Buyer's trademark counsel.

         1.4      Closing.

                  (a) The closing of the purchase and sale of the Trademark Assets, the Trademark Applications and the Copyright Assets contemplated by this Agreement (the "Closing") shall take place at the offices of the Buyer's counsel, Wachtel & Masyr, LLP, 110 East 59th Street, New York, New York 10022, at 10 A.M. on the third Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article V and Article VI hereof, or at such other time, on such other day and/or at such other place as Aris and the Buyer may mutually agree (the date of the Closing being hereafter referred to as the "Closing Date").

                  (b) At the Closing, the Sellers shall deliver to the Buyer
(i) a fully-executed Assignment of Trademarks and Trademark Applications in the United States of America in the form attached hereto as Exhibit D and (ii) fully executed assignment(s) of Trademarks and Trademark Applications outside the United States in the form(s) reasonably acceptable to the Buyer's counsel.

                  (c) At the Closing, the Sellers shall, upon the Buyer's request, prepare and execute such original assignments, in form reasonably acceptable to the Buyer's counsel, as are necessary to effectuate the transfer of the Trademark Assets other than the Trademarks and the Trademark Applications, including, without limitation, transfers of each of the Sellers' rights as a licensor of any of the Trademarks under the license agreements listed in Exhibit A hereto (the "Trademark License Agreements") other than the Adamson License Agreement (as hereinafter defined).

                  (d) At the Closing, the Sellers and ECI will deliver, and will cause their Affiliates to deliver, to the Buyer (and the Sellers will cause their Trademark counsel to deliver to the Buyer) any original files with respect to the registrations and applications covering the Trademarks in their respective possession, as well as all originals of the License Agreements, royalty payment and sales reports, any approvals, any advertising and all material correspondence relating to the Trademark License Agreements and/or the Trademarks and all other material relating to the Trademarks in their respective possession; provided that the Buyer shall provide the Sellers, ECI and their Affiliates with reasonable access during normal business hours to such materials after the Closing Date for a period of five (5) years.

                  (e) At the Closing, the Sellers will deliver to the Buyer written confirmation, in form reasonably acceptable to the Buyer's counsel, that Aris, XOXO Inc. and Adamson have agreed to terminate, effective as of the earlier of (i) September 30, 2003 or (ii) the date upon which the Buyer purchases the Adamson Inventory (as such term is hereinafter defined) pursuant to Section 5.7 hereof (the "Adamson Effective Date"), the restated and revised trademark license agreement dated August __, 2002 (the "Adamson License Agreement"), only insofar as it relates to the granting to Adamson of an exclusive license to use the XOXO Trademarks (as such term is defined in the Adamson License Agreement) to manufacture, market, promote, advertise and sell women's, men's and children's clothing, jeanswear and sportswear. The Sellers shall also deliver to the Buyer at the Closing, a written confirmation from Adamson, in form reasonably satisfactory to the Buyer's counsel, that, effective as of the Adamson Effective Date, Adamson will have no further rights to any of the Trademarks and no right to manufacture, market, distribute or sell products using the Trademarks. The Sellers shall also obtain Adamson's commitment to deliver original files and otherwise to comply with Section 1.4(d) hereof by not later than the Adamson Effective Date; provided that the Buyer shall provide Adamson with reasonable access during normal business hours to such materials thereafter for a period of five (5) years.

                  (f) At the Closing, the Sellers shall assign to the Buyer, in the form attached hereto as Exhibit E, all of the Copyright Assets. It being understood by the parties that there exist, to the Sellers' knowledge, no registrations with respect to any of the Copyright Assets.

                  (g) Schedule 1.4(g) hereto lists all of the stores operated by one of the Sellers or one of the Other Subsidiaries in which products using the Trademarks are being sold as of the date of this Agreement. At the Closing, the Sellers and the Other Subsidiaries shall update such Schedule to reflect the stores so selling as of the Closing Date.

                  (h) Schedule 1.4(h) hereto lists all funds allocated by the Sellers and the Other Subsidiaries for advertising as of the date of this Agreement with respect to the Trademarks. At the Closing, the Sellers and the Other Subsidiaries shall update such Schedule to indicate how such funds were used between the date of this Agreement and the Closing Date and to indicate any remaining advertising commitments relating to the Trademarks.

         1.5      Allocation of Purchase Price among the Buyer and the Sellers.

                  (a) Within fifteen (15) business days of the date of this Agreement, Aris shall prepare and provide to the Buyer an allocation of the Purchase Price pursuant to Section 1060 of the Internal Revenue Code of 1986 as amended and the Treasury regulations promulgated thereunder (the "Preliminary Allocation"), together with copies of any written appraisal or other evaluation relied upon by Aris as the basis for such allocation. Within fifteen (15) business days following such provision (the "15-Day Response Period"), the Buyer shall have the right to propose changes in writing to the Preliminary Allocation. If the Buyer does not raise any objections within the 15-Day Response Period, the Preliminary Allocation shall be treated as finalized (such allocation once finalized, the "Final Allocation"). If the Buyer raises any objections within the 15-Day Response Period, the Buyer and Aris shall negotiate in good faith and use their commercially reasonable efforts to resolve such dispute. If the Buyer and Aris are able to resolve such dispute within thirty (30) days after the expiration of the 15-Day Response Period, the Preliminary Allocation shall be modified in accordance with their agreement (and as so modified, shall become the Final Allocation). If the Buyer and Aris are not able to resolve such dispute, the Buyer and Aris shall submit such dispute for resolution to a "Big 4" accounting firm or other independent valuation expert they mutually agree upon. If the Buyer and Aris are not able to agree on the selection of a "Big 4" accounting firm or other independent valuation expert within ten (10) days, they shall submit their dispute for resolution to an independent valuation expert to be selected by the American Arbitration Association (such allocation once finalized, the Final Allocation). The costs of such "Big 4" accounting firm or other independent valuation expert shall be borne equally by the parties.

                  (b) The Sellers and the Buyer shall (i) be bound by the Final Allocation for all tax purposes, (ii) timely file with appropriate taxing authorities all forms (including IRS Form 8594) and tax returns required to be filed in connection with the Final Allocation, (iii) prepare and file all tax returns in a manner consistent with the Final Allocation and
(iv) take no position inconsistent with the Final Allocation in any tax return, any audit or examination by, or any proceeding before, any taxing authority or otherwise. In the event that the Final Allocation is disputed by any taxing authority, the party receiving notice of such dispute shall promptly notify and consult with the other party and keep the other party apprised of material developments concerning resolution of such dispute.

         1.6 Earnest Money Deposit. Notwithstanding anything in this Agreement to the contrary and in addition to its obligations under Section 1.2, the Buyer shall, upon execution of this Agreement, wire transfer an amount equal to Two Million ($2,000,000) Dollars in immediately available funds (the
"Earnest Money Deposit") to an escrow account designated by the mutual agreement of the parties (the "Earnest Money Escrow Account"). The Earnest
Money Deposit shall be held in escrow pursuant to the Escrow Agreement with the Escrow Agent and released from the Earnest Money Escrow Account in accordance with the following procedure: (a) in the event that the Closing occurs, the Earnest Money Deposit shall, at the Buyer's option, be immediately returned to an account designated in advance by the Buyer or paid to the Sellers as part of the Purchase Price; or (b)(i) in the event that the Closing does not occur as a result of the failure of any one of the conditions set forth in Article V hereof (other than Section 5.3) to be satisfied by the Sellers for a reason other than the default of the Buyer, or (ii) in the event that the Sellers accept an Alternative Transaction as permitted by Section 4.5 hereof, or (iii) in the event that the Closing does not occur as a result of the litigation described in Sections 5.3 and 6.3 hereof, the Earnest Money Deposit shall be immediately returned to an account designated in advance by the Buyer; or (c) in the event that the Closing does not occur as a result of the failure of any one of the conditions in Sections 6.1, 6.4 and 6.5 hereof to be satisfied by the Buyer for a reason other than the default of the Sellers and the Sellers are not in default, the Earnest Money Deposit shall be immediately transferred to an account designated in advance by the Sellers. Notwithstanding anything in this Section 1.6 to the contrary, the foregoing provisions shall not in any manner limit the rights that the parties may have with respect to this Agreement, including any remedies that may be available for breach of this Agreement or otherwise.

         1.7 Prorated Fees; Remittance of Fees. License fees, advances, royalties or other fees paid to the Sellers under the License Agreements as of the Closing Date for any period after the Closing Date shall be prorated as of the Closing Date. The Sellers shall provide, at the Closing, appropriate schedules and royalty reports to facilitate any such proration. At the Seller's option, payments by the related Seller due pursuant to this Section
1.7 may be offset against the Purchase Price or paid by the Seller at the Closing to the Buyer. The Buyer shall promptly remit to the Sellers any license fees, royalties or other fees and payments due to the Sellers or their Affiliates either for the period prior to the Closing or for inventory sales made prior to the Adamson Effective Date which are paid by third parties to the Buyer after the Closing.

                                  Article II

                   Representations and Warranties of Sellers

         The Sellers and ECI, where indicated, jointly and severally, represent to the Buyer as follows:

         2.1 Organization and Power. Each of the Sellers and ECI is a corporation duly and validly organized and existing and in good standing under the laws of its respective state of incorporation and has full corporate power to own its respective assets and, together, to convey the Trademark Assets, the Trademark Applications and the Copyright Assets to the Buyer pursuant to this Agreement.

         2.2 Authorization; Enforceability. The execution, delivery and performance of this Agreement, and of all of the documents and instruments required hereby, by each of the Sellers and ECI are within the respective corporate powers of the Sellers and ECI, have been duly authorized by the respective Board of Directors of each of the Sellers and ECI and, prior to the Closing, will have been duly authorized by all necessary corporate actions by each of the Sellers and ECI, including, without limitation, approval by the shareholders of Aris as provided in Section 4.7 hereof. This Agreement is, and the other documents and instruments required hereby will be, when executed and delivered by each of the Sellers and ECI, the valid and binding obligations of the Sellers and ECI, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and general principles of equity, and sufficient to transfer and convey to the Buyer all of the Sellers' right, title, and interest in and to the Trademark Assets, the Trademark Applications and the Copyright Assets.

         2.3 No Violation or Conflict. The execution, delivery and performance of this Agreement and the other documents and instruments to be executed and delivered by the Sellers pursuant hereto, and the consummation by the Sellers and ECI of the transactions contemplated herein or therein,

                  (a) do not and will not violate, or conflict with, any applicable law, judgment, order or decree;

                  (b) subject to any filing with the United States Patent and Trademark Office and any comparable foreign governmental office, will not require any authorization, consent, approval, exemption or other action by, or notice to, any governmental entity, except those that the failure to give or obtain is not, individually or in the aggregate, reasonably likely to have a material adverse effect on the Trademark Assets, the Trademark Applications and the Copyright Assets, taken as a whole, or prevent, materially delay or materially impair the ability of the Sellers or ECI to consummate the transactions contemplated by this Agreement; or

                  (c) subject to obtaining the consents referred to in
Schedule 2.3 hereto, will not violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will not result in the termination of, or accelerate the performance required by, or result in the creation of, any lien, security interest or other encumbrance upon any of the Trademark Assets, the Trademark Applications or any of the Copyright Assets under any term or provision of the Sellers' certificates of incorporation or bylaws, or any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which any of the Sellers is a party or by which any of the Sellers or any of the Trademark Assets, the Trademark Applications or any of the Copyright Assets may be bound or affected.

         2.4      Complete Lists.

                  (a) Exhibit A hereto is a complete and correct list, together with a brief description and current status (including, if applicable, date of application, filing or registration, as the case may be, the registration or application number and the class), of (a) all of the Trademarks and Trademark Applications thereof owned by the Sellers and (b) all of the license agreements granted by any of the Sellers with respect to the Trademarks and which are still in effect (other than the Adamson License Agreement), which license agreements constitute the Trademark License Agreements, and all amendments thereto. The Sellers have heretofore furnished to the Buyer copies of all of the Trademark License Agreements, including all amendments thereto as set forth on Exhibit A.

                  (b) To the Sellers' knowledge, there exist no applications or registrations with respect to the Copyright Assets and, to the Sellers' knowledge, there exist no license agreements granted by any of the Sellers with respect to the Copyright Assets.

         2.5      Title and Ownership.

                  (a) The Sellers are the owners of all right, title and interest in and to each item of the Trademark Assets, the Trademark Applications and the Copyright Assets, with the sole and exclusive good, valid and transferable title to the Trademark Assets, the Trademark Applications and the Copyright Assets, all of which are free and clear of any liens, security interests or other encumbrances except for the Trademark License Agreements and the liens, security interests and encumbrances set forth on Schedule 2.5(a) hereto.

                  (b) The Sellers have the exclusive right and authority, subject to the Trademark License Agreements, to use, or to license third parties to use, each of the Trademarks in connection with the manufacture, sale and advertising of the products, or the classes, as to which such Trademarks were intended to cover in the United States and in the other countries of the world as identified in Exhibit A hereto.

                  (c) No person or entity other than the Sellers has, or shall have, any claim of ownership with respect to any of the Trademark Assets, the Trademark Applications or the Copyright Assets whatsoever, except for the claims set forth in Schedule 2.5(c) hereto;

                  (d) The Sellers are the sole owner of record in the appropriate government trademark and/or copyright offices Trademark Registrations listed on Exhibit A, as well as the Trademark Applications listed on Exhibit A, with the exception of those trademark registrations which are set forth on Schedule 2.5(d); and

                  (e) The Sellers shall retain, after the Closing, no right, title or interest in any trademark, or in any trademark registration or in any trademark application which is similar in any way to the Trademarks, the Trademark Registrations or the Trademark Applications or in any copyright which is similar to the Copyright Assets, except as otherwise provided in Sections 5.7 and 5.9.

                  (f) The Sellers have no right, title or interest in or to any trademark application or registration with respect to the Trademarks other than the Trademark Applications or the Trademark Registrations, respectively.

         2.6 No Transfers. Except for the Trademark License Agreements and the items set forth on Schedule 2.5(a) hereto, none of the Sellers has previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in the Trademark Assets, the Trademark Applications or the Copyright Assets.

         2.7 No Infringement. To the best of knowledge of the Sellers and ECI, each of the Sellers' and ECI's use of the Trademarks or the Copyright Assets prior to the date hereof did not infringe upon any rights owned or possessed by any third party, except for the potential alleged infringements set forth on Schedule 2.7 hereto.

         2.8 No Other Licenses. Except for the Adamson License Agreement and the Trademark License Agreements, there presently exists no licenses for the use of the Trademarks, the Trademark Applications or the Copyright Assets by any person or entity for the sale of any type of merchandise or services and there presently exists no obligation by the Sellers to any third parties concerning the representations of the Trademark Assets or the Copyright Assets by such third parties, except as set forth on Schedule 2.8(a). Not in limitation of the foregoing, any and all licenses granted to Grupo or any Affiliate thereof have been terminated and neither Grupo nor any Affiliate thereof (including Grupo's trustee in bankruptcy) has any claims against any of the Sellers with respect to use of the Trademarks or the Copyright Assets. Also not in limitation of the second preceding sentence, any and all licenses granted to the entities listed in Schedule 2.8(b) hereto (the "Terminated Licenses") have been terminated and each of such entities has no claims against any of the Sellers with respect to use of the Trademarks or the Copyright Assets, except for that certain adversary proceeding filed by Grupo and Moses Mark Stern, as plaintiffs, against the CIT Group/Commercial Services, Inc., Aris and Adamson (the "Adversary Proceeding") as described on
Schedule 2.8(c) hereto.

         2.9 Existing Licenses. Each of the Sellers and, to the knowledge of the Sellers, each party to each Trademark License Agreement listed in Exhibit A, respectively, has performed in all material respects each material term, covenant and condition of each License Agreement which is to be performed by it at or before the date hereof. Each of the Trademark License Agreements is in full force and effect and constitutes the legal and binding obligation of the respective Seller and, to the knowledge of the respective Seller, the other party or parties thereto. Each of the Sellers has not taken any material action, or omitted to take any material action, which through the passage of time or otherwise, would constitute a material default under any Trademark License Agreement.

         2.10 Registrations. All Trademark Registrations as identified in Exhibit A hereto are current and have not expired.

         2.11 No Royalties. No royalties or other consideration is required to be paid by the Sellers or ECI to any third party in connection with the Sellers' use and enjoyment of the Trademarks, the Copyright Assets and the other Trademark Assets, except as set forth on Schedule 2.11.

         2.12 No Claims or Litigation. Except as disclosed on Schedule 2.12(a) hereto, there have not been any claims, actions or judicial or other adversary proceedings against any of the Sellers, and, to the best knowledge of the Sellers and ECI, there are no pending or potential claims or litigation, relating in each case to any of the Trademarks, the Copyright Assets or the Trademark Applications. Neither the Sellers nor ECI have asserted any similar claims against any entity or individual, and there exists no valid basis for any such claim, in each case with respect to the Trademarks, the Copyright Assets or the Trademark Applications except as disclosed on Schedule 2.12(b) hereto.

         2.13 Brokers. Each of the Sellers and ECI has not incurred, nor will any person or entity be entitled to, any brokers', finders', or similar fee in connection with the transactions contemplated by this Agreement as a result of actions taken by the Sellers, ECI or any of their other Affiliates.

                                  Article III

                    Representations and Warranties of Buyer

         The Buyer, and where so indicated in Section 3.4 hereof, Stanley Cayre and Eli Hamway represent and warrant to the Sellers as follows:

         3.1 Organization. The Buyer is a limited liability company duly and validly organized and existing and in current status under the laws of the State of New York and has full corporate power to consummate the transactions contemplated in and pursuant to this Agreement.

         3.2 Authorization; Enforceability. The execution, delivery and performance of this Agreement, and all of the documents and instruments required hereby, are within the power of the Buyer and have been duly authorized by all necessary action by the Buyer. This Agreement is, and the other documents and instruments required hereby will be, when executed and delivered by the Buyer, the valid and binding obligations of the Buyer, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting creditors' rights and general principles of equity.

         3.3 No Violation or Conflict. The execution, delivery, and performance of this Agreement, and the consummation by the Buyer of the transactions contemplated herein,

                  (a) do not and will not conflict with, or violate, any law, judgment, order or decree; or

                  (b) will not require any authorization, consent, approval, exemption or other action by, or notice to, any governmental entity.

         3.4 Funds. Stanley Cayre and Eli Hamway, members of the Buyer, jointly possess funds (or have available commitments from creditworthy institutions or persons to provide funds), confirmation of which has been previously provided to the Sellers, in an aggregate amount sufficient to enable the Buyer to consummate the transactions contemplated hereby and pay all fees, expenses and costs in connection with the negotiation, execution and performance of this Agreement.

         3.5 Brokers. The Buyer has not incurred, nor will any person or entity be entitled to, any brokers', finders', or similar fee in connection with the transactions contemplated by this Agreement as a result of actions taken by the Buyer or any Affiliate of the Buyer.

                                  Article IV

                      Certain Matters Pending the Closing

         4.1 Full Access. The Buyer and its authorized agents, officers and representatives shall have full access to the offices, properties, books, documents and records of the Sellers, ECI and their licensees and others, related to the Trademark Assets, the Trademark Applications and the Copyright Assets during normal business hours in order to conduct such examination and investigation of the Trademark Assets, the Trademark Applications and the Copyright Assets as the Buyer deems necessary provided that such examinations shall not unreasonably interfere with the Sellers', ECI's, the licensees' or others' operations and activities.

         4.2 Confidentiality. From the date hereof until the Closing Date and in the event that the transactions provided for herein are not consummated, the Buyer and its officers, employees, agents and representatives will hold in confidence all information obtained from the Sellers, ECI, the Other Subsidiaries and their respective officers, directors, employees, agents, or representatives and, in the event this Agreement is terminated, will promptly return to the Sellers, or destroy at the request of the Sellers, all documents obtained from the Sellers, ECI, the Other Subsidiaries and their respective officers, directors, employees, agents, or representatives, and all copies of such documents made by the Buyer and its officers, employees, agents and representatives, excepting, however, any such information or documents which:
(i) was, is, or becomes in the public domain; (ii) was in fact lawfully known or lawfully furnished to the Buyer prior to disclosure to the Buyer by the Sellers, ECI, the Other Subsidiaries or their respective officers, directors, employees, agents, or representatives; or (iii) is lawfully disclosed or lawfully furnished to the Buyer by a third party (other than officers, directors, employees, agents and representatives of the Sellers, ECI or the Other Subsidiaries) who is under no obligation of confidentiality to the Sellers, ECI or the Other Subsidiaries. The Buyer may also use any information as to which (y) it is compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law or (z) Aris, acting for itself and/or as agent for the other Seller and the Other Subsidiaries, waives confidentiality. In the event that the Buyer becomes legally compelled to disclose any confidential information pursuant to clause
(y) of this Section 4.2, the Buyer will provide Aris with prompt written notice so that Aris may seek a protective order or other appropriate remedy and/or waive compliance. Notwithstanding the foregoing, the parties to this Agreement (and each employee, representative, or other agent of the parties) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions provided for herein, provided, however, that no party (nor any employee, representative, or other agent of thereof) shall disclose any information to the extent that such disclosure could result in a violation of any federal or state securities law.

         4.3 Carry on in Ordinary Course. With regard to the businesses currently conducted by the Sellers, ECI and the Other Subsidiaries, the Sellers, ECI and the Other Subsidiaries shall, from the date hereof to the Closing Date:
                  (a) diligently carry on their businesses, to the extent related to the Trademarks or the Trademark Assets, in the ordinary course and substantially in the same manner as heretofore conducted; provided, that notwithstanding anything to the contrary in this Agreement, the Sellers and ECI shall have the right in their sole discretion to settle, compromise or resolve any claim, action or proceeding involving any of the Sellers or ECI and/or the Trademark Assets; provided that any such settlement, compromise or resolution has no material adverse effect on the Trademarks;

                  (b) without the prior written consent of the Buyer, not enter into any contract or commitment with respect to the Trademarks or the Copyright Assets nor amend any existing contract or commitment with respect to the Trademark Assets or the Copyright Assets, except as otherwise contemplated by this Agreement; provided that, notwithstanding anything to the contrary in this Agreement, the Sellers and ECI shall have the right to grant a security interest in any or all of the Trademark Assets in favor of GMAC Commercial Finance LLC ("GMAC"), which security interest, if granted, shall terminate upon the payment by the Sellers of any amounts due and payable to GMAC at the Closing, which payment the Sellers shall make, or cause to be made, in connection with the Buyer's payment of the Purchase Price.

                  (c) comply in all material respects with all applicable laws related to the Trademarks and the Copyright Assets;

                  (d) without the prior written consent of the Buyer, enter into any new material advertising commitments;

                  (e) without the prior written consent of the Buyer, make sales to persons or entities other than the retailers to which sales were made prior hereto; and

                  (f) pay all of their liabilities in the ordinary course of business when due and payable (other than long-term indebtedness).

         4.4      Consents, Approvals and Notifications.

                  (a) The Sellers and ECI shall give any notices to, make any filings with, and use their respective reasonable efforts to obtain any other authorizations, consents and approvals of any governmental authorities required to be obtained by any of them to consummate the transactions contemplated hereby.

                  (b) Aris shall obtain the consents of (i) The CIT Group/Commercial Services, Inc. and the other Financial Institutions named therein under the Financing Agreement dated February 26, 1999; (ii) The CIT Group/Commercial Services, Inc., in its capacity as factor and lender to Adamson (pursuant to, inter alia, the Promissory Note, the Factoring Agreement and the Inventory Security Agreement, each dated April 18, 2002, and the Letter of Credit Agreement dated May 2, 2002), under the Grant of Security Interest in Trademarks, Tradenames and Licenses, dated as of April 18, 2002, from XOXO Inc. to The CIT Group/Commercial Services, Inc.; (iii) KC Aris Fund I, L.P. under the Securities Purchase Agreement dated as of February 26, 2001; and (iv) GMAC (as successor in interest to BNY Financial Corporation) under the Series A Junior Secured Note Agreement dated as of June 30, 1993 and any other agreement evidencing a security interest in the Trademark Assets in favor of GMAC existing as of the date of this Agreement or entered into hereafter; and shall also obtain the consents of such other holders of indebtedness or other third parties as shall be required for the Sellers to consummate their obligations under this Agreement; provided, however, that any such consent may be conditioned upon the payment of any amounts outstanding thereunder at the Closing, which payment(s) the Sellers shall make, or cause to be made, in connection with the Buyer's payment of the Purchase Price.

                  (c) The Sellers shall give such notification of transfer to each of the licensees as is required by the applicable Trademark License Agreement and shall obtain from the licensees written confirmation that they have no set-offs to the Trademark License Agreements.

         4.5      Exclusive Dealing.

                  (a) The Sellers and ECI shall not, and shall not permit any of their officers, directors, employees, agents or representatives to, directly or indirectly (through any Affiliates), solicit, initiate or accept any discussions, submissions of proposal or offers or negotiations with, or participate in any negotiations or discussions with, or provide any information or data of any nature whatsoever to, or otherwise cooperate in any other way with, or assist or participate in, facilitate or encourage any effort or attempt by, or enter into any agreement with, any person other than the Buyer (or one of its Affiliates) concerning any merger, sale of substantially all of its assets, sale of shares of capital stock or other equity securities, or any similar transaction, in each case, involving XOXO Inc. or the Trademark Assets, the Trademark Applications and/or the Copyright Assets (such transactions being hereinafter referred to as "Alternative Transactions") or authorize or permit any of their respective officers, directors, employees, agents or representatives to take any such action. Notwithstanding anything in the foregoing to the contrary, an Alternative Transaction shall not include any transaction (without regard to the form thereof) the substance of which is limited to the transfer of ownership of the assets of the Sellers other than the Trademark Assets, the Trademark Applications or the Copyright Assets, including, without limitation, the trademarks Members Only(R) and/or Baby Phat(R).

                  (b) Notwithstanding the foregoing, if, prior to the consummation of the transactions contemplated hereby, the Board of Directors of Aris determines, based upon advice from outside legal counsel, that failure to act could reasonably be expected to be inconsistent with the Board's fiduciary duties under applicable law, the Sellers or ECI may provide information with respect to the Sellers or ECI to another person or entity that has made an unsolicited proposal for an Alternative Transaction and participate in discussions and negotiations with such person or entity relating to such Alternative Transaction, provided that such other person or entity executes a confidentiality agreement restricting the use and disclosure of any information provided by the Sellers or ECI which is in substance similar to the confidentiality obligations of the Buyer set forth in the letter of intent, dated December 10, 2002.

                  (c) The Sellers or ECI shall promptly (i.e., within one (1) Business Day) notify Buyer if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Sellers, ECI or any of their respective officers, directors, employees, representatives or agents in respect of an Alternative Transaction, and shall, in any such notice, indicate the identity of the offeror and the material terms and conditions of any proposals or offers or the nature of any inquiries or contacts. The Sellers shall not enter into any definitive agreement relating to an Alternative Transaction unless the Sellers shall have furnished the Buyer with the notice described in this subsection (c) and given the Buyer five (5) days to match the offer made by the third party. If the Buyer matches the offer within such five (5)-day period, the Sellers shall thereafter sell the Trademark Assets and the Copyright Assets only to the Buyer or its Affiliate. If, after the Sellers providing such notice and the Buyer having elected not to match the third party offer, the Sellers enter into a definitive agreement for an Alternative Transaction, the Sellers shall pay the Buyer as liquidated damages a cash fee of Two Million ($2,000,000) Dollars, which amount includes the Buyer's expenses.

         4.6      Cooperation.  The Sellers, ECI and the Buyer shall:

                  (a) fully cooperate in good faith and at their respective commercially reasonable expense with each other and their respective legal counsel and accountants in connection with any steps to be taken as part of their obligations under this Agreement;

                  (b) use their commercially reasonable efforts to satisfy those conditions set forth in Articles V and VI which are to be satisfied by them; and

                  (c) promptly give notice to the other party of the existence or occurrence of any fact or condition which would make any representation or warranty contained herein untrue in any material respect or which might reasonably be expected to prevent the consummation of the transactions contemplated hereby.

         4.7      Special Meeting of Shareholders.

                  (a) Subject to the fiduciary duties of the Board of Directors of Aris under applicable law, Aris shall promptly take all steps necessary to cause a special meeting of its shareholders (the "Special Meeting") to be duly called, noticed, convened and held as soon as practicable for the purposes of voting to approve this Agreement, the transactions contemplated hereby and all matters related thereto. In connection with the Special Meeting, subject to its fiduciary duties under applicable law, the Board of Directors of Aris shall recommend to the holders of the Aris Common Stock, $.01 par value (the "Common Stock"), that the shareholders vote in favor of the approval of this Agreement, the transactions contemplated hereby and all matters related thereto.

                  (b) In connection with the Special Meeting and in each case subject to the fiduciary duties of the Board of Directors of Aris under applicable law, Aris will prepare and cause to be mailed to its shareholders
(i) a notice of the Special Meeting and (ii), in accordance with Section 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Regulation 14A or Regulation 14C thereunder, a definitive proxy statement or a definitive information statement (the "Statement") as soon as practicable after execution of this Agreement and, in any event, shall cause such notice (together with the Statement) to be mailed no later than the time required by the Business Corporation Law of the State of New York (the "BCL") and Aris' Certificate of Incorporation and Bylaws. The Buyer shall provide Aris with any information for inclusion in the Statement or any amendments or supplements thereto which is required by Regulation 14A or Regulation 14C under the Exchange Act or which is reasonably requested by Aris. The information supplied by the Buyer for inclusion in the Statement shall not, at (i) the time the Statement (or any amendment or supplement thereto) is first mailed to the shareholders of Aris, and (ii) the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated thereon or necessary in order to make the statements therein not misleading. Aris shall consult with the Buyer with respect to the Statement and shall afford the Buyer a reasonable opportunity to comment thereon. If, at any time prior to the Special Meeting, any event should occur relating to the Sellers which should be set forth in an amendment of, or a supplement to, the Statement, Aris will promptly inform the Buyer in writing. In each such case, Aris, with the cooperation of the Buyer, will promptly prepare and mail such amendment or supplement and Aris shall consult with the Buyer with respect to such supplement or amendment and shall afford the Buyer a reasonable opportunity to comment thereon prior to such mailing. Aris will notify the Buyer at least forty-eight (48) hours prior to the mailing of the Statement, or any amendment or supplement thereto, to its shareholders.

                  (c) Aris, as the sole shareholder of ECI, hereby consents to the approval of this Agreement, the transactions contemplated hereby and all matters related thereto pursuant to Section 14A: 5-6 of the Business Corporation Act of the State of New Jersey.

                  (d) ECI, as the sole stockholder of XOXO Inc., hereby consents to the approval of this Agreement, the transactions contemplated hereby and all matters related thereto pursuant to Section 228 of the General Corporation Law of the State of Delaware.

         4.8 Publicity. All general notices, releases, statements and communications to employees, suppliers, and customers of the Sellers or ECI and to the general public and the press relating to the transactions covered by this Agreement shall be made only at such times and in such manner as may be mutually agreed upon by the Buyer and Aris; provided however, that any party shall be entitled to make a public announcement of the proposed transaction if, in the opinion of its counsel, such announcement is required to comply with any law or rule or regulation of the Securities and Exchange Commission or any securities exchange or securities quotation system and such party shall, to the extent practicable, consult with the other parties with respect to such announcement and give reasonable prior written notice of its intent to issue such announcement.

         4.9 Updates. Subject to Section 5.4 hereof, prior to the Closing Date, the Sellers or ECI may update and supplement the Schedules to this Agreement from time to time by written notice to the Buyer. If requested by the Buyer, the Sellers shall meet and discuss with the Buyer any change or changes in the Schedules made by the Sellers or ECI.

         4.10 Temporary License Agreement. By this Agreement, Aris and XOXO Inc. hereby grant to the Buyer the non-exclusive right and license (the "Temporary License Agreement") to design, manufacture, promote, advertise, sell and distribute women's junior sportswear products, women's junior dresses and women's junior intimate apparel (the "Products") utilizing the Trademarks (including incorporating the Trademarks on such products, labeling, tagging and packaging and any displays and advertising that may be appropriate); provided, however, that:

                  (a) no Products shall be shipped by the Buyer or any permitted licensee of the Buyer to any retailers prior to October 1, 2003;

                  (b) in the event that the Closing does not occur for any reason by August 31, 2003, this Temporary License Agreement shall terminate; provided, however, that the Buyer and its permitted licensee shall have the right to continue to design, manufacture, promote, advertise, sell and distribute Products bearing the Trademarks for a period not to exceed six (6) months after August 31, 2003;

                  (c) The Buyer shall pay to the Seller a royalty equal to four (4%) percent of its Net Sales of all Products bearing the Trademarks, unless the Sellers terminate this Agreement pursuant to Section 7.4(e) hereof, in which event the royalty shall be paid at the same rate as Kellwood Company ("Kellwood") is obligated to pay the Buyer pursuant to the sublicense described in subsection (d) of this Section 4.10, and all such payments of royalties shall be due to the Sellers within forty-five (45) days after each month of shipment of the Products by the Buyer (Net Sales shall mean the gross sales of all Products less only (i) freight charges and taxes separately billed on the face of the invoice; (ii) ordinary and customary trade discounts separately shown on the invoice and/or actually taken by customers and allowed by the Buyer; (iii) the amount of any refunds and credits for returns of Products actually paid to or taken by customers and allowed by the Buyer; and
(iv) those credits, or allowances, if any, actually granted as an accommodation to the Buyer's customers in the nature of ordinary and customary "markdown chargebacks" or "stock adjustment returns," and (v) overbillings);

                  (d) The Temporary License Agreement shall not be assignable, except that the Buyer shall have the right to sublicense to Kellwood its rights to design, manufacture, promote, advertise, sell and distribute the Products and the Buyer and/or Kellwood shall have the right to utilize third-party manufacturers and sub-contractors for the purpose of manufacturing the Products in all countries throughout the world;

                  (e) Upon the Closing, all of the Sellers' rights as the licensor under this Temporary License Agreement are hereby assigned to the Buyer;

                  (f) In order to effectuate the terms of this Temporary License Agreement to the Buyer, simultaneously with the execution of this Agreement, the Sellers shall enter into an amendment to the Adamson License Agreement, providing that the Adamson License Agreement shall be non-exclusive as to the Products and requiring Adamson to acknowledge the Buyer's rights to design, manufacture, promote, advertise, sell and ship the Products and related materials under the Trademarks.

                  (g) During the term of the Temporary License Agreement, the Buyer agrees to be bound by the provisions in paragraphs 13, 15 and 16 of the Adamson License Agreement. In the event that the Buyer grants a sublicense to Kellwood, Buyer will obtain from Kellwood an agreement to be bound by the provisions of paragraphs 13, 15 and 16 of the Adamson License Agreement.

                                   Article V

             Conditions Precedent to the Obligations of the Buyer

         Each and every obligation of the Buyer to be performed on the Closing Date shall be subject to the satisfaction prior to, or at the Closing, of the following express conditions precedent (any or all of which the Buyer may expressly waive except as to the approval of the Aris' shareholders):

         5.1 Compliance with Agreement. The Sellers and ECI shall have performed and complied with in all material respects all of their obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing Date.

         5.2 Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to the Buyer and the Buyer's counsel, and the Sellers and ECI shall have made available to the Buyer for examination the originals or true and correct copies of all documents in their possession, or which they can reasonably obtain, which the Buyer may reasonably request in connection with the transactions contemplated by this Agreement.

         5.3 Absence of Litigation. There shall not have been issued and be in effect on the Closing Date any order of any court or tribunal of competent jurisdiction which (a) prohibits or makes illegal the purchase by the Buyer of the Trademark Assets, the Trademark Applications and the Copyright Assets, (b) would require the divestiture by the Buyer of all or a material portion of the Trademark Assets, the Trademark Applications and the Copyright Assets or the assets of the Buyer as a result of the transactions contemplated hereby, or
(c) would impose limitations on the ability of the Buyer to effectively exercise full rights of ownership of the Trademark Assets, the Trademark Applications and the Copyright Assets as a result of the transactions contemplated hereby. On the Closing Date there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as so provided or imposing any conditions on the consummation of the transactions contemplated hereby which the Buyer deems unacceptable in its reasonable discretion. On the Closing Date, no investigation, suit, action, or other proceeding shall, to the knowledge of any of the parties, be pending or threatened by any governmental agency that seeks the restraint, prohibition, damages, or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement.

         5.4 Representations and Warranties. (a) The representations and warranties made by the Sellers or ECI that are qualified with respect to materiality or by reference to "material adverse effect" shall be true and correct as of the date hereof and as of the Closing Date with the same force and effect as though said representations and warranties had been made at such times; and (b) the representations and warranties made by the Sellers or ECI that are not so qualified shall be true and correct in all material respects as of the date hereof and as of the Closing Date with the same force and effect as though said representations and warranties had been made at such times; provided, however, that, for purposes of this Section 5.4, any updates and supplements to the Schedules delivered by the Sellers or ECI to the Buyer after the date of this Agreement shall not be taken into account, except for changes consented to in writing by the Buyer.

         5.5 No Adverse Change. During the period from the date of this Agreement to the Closing Date there shall not have occurred or been discovered, and there shall not exist on the Closing Date, any condition or fact which is, or may be, materially adverse to the Trademark Assets, the Trademark Applications and the Copyright Assets, taken as whole, other than any condition or fact resulting from, or relating to, (a) the economy or financial markets in general, (b) in general the industries in which the Sellers and ECI operate and not specifically relating to the Sellers and ECI, taken as a whole, (c) a worsening of current conditions caused by the acts of terrorism or war (whether or not declared) on the United States and its territories, occurring after the date of this Agreement, or (d) arising in connection with the actions of the Buyer as contemplated in Section 4.10 hereof.

         5.6 Deliveries at Closing. The Sellers shall have delivered to the Buyer the following documents, each properly executed and dated as of the Closing Date:

                  (a) the Assignment of Trademarks, the assignments and the files as provided in subsections (b), (c) and (d) of Section 1.4 hereof;

                  (b) a certificate of an executive officer of Aris certifying to the fulfillment of the conditions set forth in Sections 5.1, 5.3, 5.4, 5.5, 5.8, 5.10 and 5.11 hereof; provided, that the certificate with respect to
Section 5.3 will be made solely with respect to the knowledge of the Sellers;
and

                  (c) a copy of the resolutions of Aris' Board of Directors, certified by Aris' Secretary, authorizing the execution and delivery of this Agreement by Aris and the performance of Aris' obligations hereunder.

         5.7 Commitment by Adamson. The Sellers shall have obtained from Adamson, and shall have delivered a copy thereof to the Buyer, a schedule of Adamson's inventory related to the use of the XOXO(R) trademark (the "Adamson Inventory") as of a date not more than three (3) Business Days prior to the Closing Date. On the Closing Date, the Buyer shall have the right to purchase the Adamson Inventory at cost. In connection with any such sale, Adamson shall deliver the labels, tags, packaging and all other materials bearing or incorporating any of the Trademarks. If the Buyer does not exercise its right to purchase the Adamson Inventory on the Closing Date, Adamson shall have the right to, and shall, dispose of the Adamson Inventory during the period commencing on the Closing Date and ending on the Adamson Effective Date. In the event that the Buyer does not purchase the Adamson Inventory at the Closing pursuant to this Section 5.7, then not later than three (3) Business Days after the Adamson Effective Date, the Sellers shall obtain from Adamson, and deliver a copy to the Buyer, a schedule of the unsold items of the Adamson Inventory. The Buyer shall have the option, exercisable within three (3) Business Days after receipt of such schedule, to purchase such unsold items at Adamson's cost. If the Buyer does not exercise such option to buy, the Sellers shall arrange for Adamson to destroy such items unless they are saleable without using any of the Trademarks.

         5.8 Approvals and Consents. The Sellers and ECI shall have filed all notices and obtained, in writing, and conveyed to the Buyer such permissions, approvals, determinations, consents and waivers, if any, as may be required by law, regulatory authorities, secured creditors of the Sellers or ECI or from any third party pursuant to any contract to which any of the Sellers or ECI is a party, in order to consummate the transactions contemplated by this Agreement and to vest in the Buyer good, clear and marketable title to the Trademark Assets, the Trademark Applications and the Copyright Assets as contemplated by this Agreement, except for any failure to file or obtain any notice, permission, approval, determination, consent or waiver which, individually or in the aggregate, is not reasonably likely to have a material adverse effect on the Trademark Assets, the Trademark Applications and Copyright Assets, taken as a whole; provided, that, notwithstanding the foregoing, the Buyer shall cooperate in good faith with the Sellers and ECI and shall take all steps reasonably necessary in connection with the satisfaction of the conditions set forth in this Section 5.8.

         5.9 Change of Name. XOXO Inc. shall have delivered to the Buyer, and shall have caused its wholly-owned subsidiary XOXO Outlets, Inc., a California corporation ("Outlets") to deliver, all necessary certificates executed by the appropriate officers of XOXO Inc. and Outlets, in proper form for filing with the appropriate governmental agencies or officials, and duly authorized by the Board of Directors of XOXO Inc. and ECI as the sole shareholder of XOXO Inc. and XOXO Inc. as the sole shareholder of Outlets, to effect the change of the names of each of XOXO Inc. and Outlets to a substantially dissimilar name so that Buyer shall have the full and exclusive use of the name XOXO in such manner as the Buyer may deem proper in its reasonable discretion. Anything in this Section 5.9 or elsewhere in this Agreement to the contrary notwithstanding, XOXO Inc. and the Other Subsidiaries may continue to use the trade name XOXO as signage on the stores designated in writing to the Buyer at the Closing on Schedule 1.4(g) hereto and on merchandise until the Adamson Effective Date; provided, however, that not later than one (1) Business Day thereafter, XOXO Inc. and the Other Subsidiaries, whichever is applicable, removes such signage and ceases to utilize the Trademark in any way.

         5.10 Shareholders' Approval. The shareholders of Aris shall have approved this Agreement and the consummation of the transactions contemplated hereby in accordance with Aris' Certificate of Incorporation and Bylaws, the BCL and the Exchange Act.

         5.11 Esteem Fashions Agreement. All amounts due and payable by XOXO Inc. pursuant to that certain Agreement, dated as of November 11, 1999, by and between XOXO Inc. and Esteem Fashions Inc., shall have been paid on or prior to the Closing Date.


                                  Article VI

            Conditions Precedent to the Obligations of the Sellers

         Each and every obligation of the Sellers to be performed on the Closing Date shall be subject to the satisfaction prior to, or at the Closing, of the following express conditions precedent (any or all of which Sellers may expressly waive except as to the approval of the Aris' shareholders):

         6.1 Compliance with Agreement. The Buyer shall have performed and complied with in all material respects all of its obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date.

         6.2 Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Agreement by the Buyer, and all documents incident thereto, shall be reasonably satisfactory in form and substance to the Sellers and the Sellers' counsel.

         6.3 Absence of Litigation. There shall not have been issued and be in effect on the Closing Date any order of any court or tribunal of competent jurisdiction which prohibits or makes illegal the sale by the Sellers of the Trademark Assets or the Copyright Assets. On the Closing Date there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as so provided. On the Closing Date no investigation, suit, action, or other proceeding shall, to the knowledge of either of the parties, be pending or threatened by any governmental agency that seeks the restraint, prohibition, damages, or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement.

         6.4 Representations and Warranties. (a) The representations and warranties made by the Buyer that are qualified with respect to materiality shall be true and correct as of the date hereof and as of the Closing Date with the same force and effect as though said representations and warranties had been made at such times; and (b) the representations and warranties made by the Buyer that are not so qualified shall be true and correct in all material respects as of the date hereof and as of the Closing Date with the same force and effect as though said representations and warranties had been made at such times.

         6.5 Payment of Purchase Price. The Buyer shall have paid to the Sellers the Purchase Price as described in Section 1.2 of this Agreement.

         6.6 Delivery at Closing. The Buyer shall have delivered to the Sellers a certificate, properly executed and dated as of the Closing Date by the Manager of the Buyer, certifying to the fulfillment of the conditions set forth in Sections 6.1, 6.3 and 6.4 hereof; provided, that the certificate with respect to Section 6.3 will be made solely with respect to the knowledge of the Buyer.

         6.7 Shareholders' Approval. The shareholders of Aris shall have approved this Agreement and the consummation of the transactions contemplated hereby in accordance with Aris' Certificate of Incorporation and Bylaws, the BCL and the Exchange Act.

         6.8 Absence of Dissenters' Rights. As of the date of the Special Meeting, shareholders of Aris holding five (5%) or more of the outstanding shares of its Common Stock, $.01 par value, shall not have notified Aris of their intentions to assert their rights of appraisal pursuant to Sections 910 and 623 of the BCL.

         6.9 Approvals and Consents. The Sellers shall have obtained, on or before the Closing Date, the consents set forth on Schedule 5.8.

                                  Article VII

               Post-Closing Covenants, Indemnity and Termination

         7.1 No Further Use. Except as specifically provided in Sections 5.7 and 5.9 hereof, after the Closing Date, the Sellers and ECI shall not, directly or indirectly, use or utilize in any manner whatsoever, the Trademarks or any similar trademarks or trade names, logos, designs or graphics or any of the Copyright Assets or any similar copyright. Moreover, the Sellers and ECI agree that each shall never attack or question the validity of, or assist any third party in attacking or questioning the rights hereafter claimed by the Buyer, in the Trademarks, the Copyright Assets and the other Trademark Assets.

         7.2 Sellers' Indemnity.

                  (a) The Sellers shall, jointly and severally, indemnify and hold the Buyer harmless from and against, and shall defend promptly the Buyer from, and reimburse the Buyer for, any and all losses, damages, costs, expenses, liabilities, obligations, and claims of any kind, including, without limitation, reasonable attorneys fees, settlement proceeds, costs of procuring a bond and other costs and expenses (collectively "Damages"), which the Buyer may at any time suffer or incur, or become subject to, as a result of, or in connection with:

                           (i) any suit, action or other proceeding, or any
other claim asserted by any third party or governmental authority that challenges the validity of the Sellers' or the Buyer's right, title or interest in and to the Trademark Assets, the Trademark Applications or the Copyright Assets, subject to those rights granted in the Trademark License Agreements and any interests granted therein by the Buyer subsequent to the Closing Date;

                           (ii) any claim asserted by any current licensee of
the Sellers under the existing indemnification provisions contained in its Trademark License Agreement, until the expiration of the license period in effect under such Trademark License Agreement as of the Closing Date without extension pursuant to any discretionary renewal periods thereunder;

                           (iii) any suit, action or other proceeding, or any
other claim asserted by any third party, including any licensee of the Sellers, or governmental authority arising out of, or in connection with, the Sellers' actions or omissions under the Trademark License Agreements or the Terminated Licenses prior to the Closing Date; or

                           (iv) any liability for taxes of the Sellers or the
Other Subsidiaries for any period ending on or prior to the Closing Date or which includes the Closing Date (other than taxes or fees which are the responsibility of the Buyer pursuant to Section 8.11).

                  (b) The Sellers' indemnification obligations contained in
Section 7.2(a) hereof (other than Section 7.2(a)(iv)) shall not apply to any claim, demand, action or proceeding for Damages until the aggregate of all such Damages total One Hundred Thousand ($100,000) Dollars (the "Sellers' Threshold Amount"), in which event the Sellers' indemnification obligations contained in Section 7.2(a) (other than Section 7.2(a)(iv)) shall apply to all claims, demands, actions or proceedings for Damages in excess of the Sellers' Threshold Amount, subject to a maximum liability to all parties, in the aggregate, equal to the Purchase Price for Damages under Section 7.2(a) (other than Section 7.2(a)(iv)); provided, however, that the Sellers' Threshold Amount shall not apply to any Damages arising out of, or in connection with, the Adversary Proceeding.

                  (c) The Buyer shall promptly notify the Sellers of any claim, demand, action, or proceeding for which indemnification will be sought under subsection (a) of this Section 7.2 and, if such claim, demand, action, or proceeding is a third party claim, demand, action, or proceeding, the Sellers shall have the right at their expense to assume the defense thereof using counsel reasonably acceptable to the Buyer. The Buyer shall have the right to participate, at its own expense, with respect to any such third party claim, demand, action, or proceeding. In connection with any such third party claim, demand, action, or proceeding, the Buyer and the Sellers shall cooperate with each other and provide each other with access to relevant books and records in their possession. No such third party claim, demand, action, or proceeding shall be settled without the prior written consents of the Sellers and the Buyer. If a firm written offer is made to settle any such third party claim, demand, action, or proceeding and the Sellers refuse to consent to such settlement, then: (i) the Buyer shall be excused from, and the Sellers shall be jointly and severally responsible for, all further defense of such third party claim, demand, action, or proceeding; and (ii) the maximum liability of the Buyer (subject to a claim over against the Sellers) relating to such third party claim, demand, action, or proceeding shall be the amount of the proposed settlement if the amount thereafter received from the Sellers on such third party claim, demand, action, or proceeding is greater than the amount of the proposed settlement.

                  (d) Notwithstanding anything in this Section 7.2 to the contrary, in no event will the Sellers be liable in any way in connection with their performance under this Agreement for any loss of profit or any other special damages, including, but not limited to, special, incidental, consequential, or other damages, except and to the extent that such damages are paid by the Buyer to a third party.

                  (e) In calculating the amount of any indemnifiable Damages pursuant to this Section 7.2, there shall be deducted any tax benefit available to the Buyer and its affiliates as a result of the deduction of the amounts so indemnified.
                  (f) All indemnity payments made by the Sellers to the Buyer pursuant to this Section 7.2 shall be treated for all tax purposes as an adjustment to the Purchase Price. Appropriate adjustments to the allocation of the Purchase Price (including the Final Allocation) shall be made at the time of such indemnity payments.

         7.3      Buyer's Indemnity.

                  (a) The Buyer shall indemnify and hold the Sellers harmless from and against, and shall defend promptly the Sellers from, and reimburse the Sellers for, any and all Damages, which the Sellers may at any time suffer or incur, or become subject to, as a result of, or in connection with any suit, action or other proceeding, or any other claim asserted by any third party or governmental authority arising out of, or in connection with, the Buyer's actions following the Closing Date.

                  (b) The Buyer's indemnification obligations contained in
Section 7.3(a) hereof shall not apply to any claim, demand, action or proceeding for Damages until the aggregate of all such Damages total One Hundred Thousand ($100,000) Dollars (the "Buyer's Threshold Amount"), in which event the Buyer's indemnification obligations contained in Section 7.3(a) shall apply to all claims, demands, actions or proceedings for Damages in excess of the Buyer's Threshold Amount.

                  (c) The Sellers shall promptly notify the Buyer of any claim, demand, action, or proceeding for which indemnification will be sought under subsection (a) of this Section 7.3 and, if such claim, demand, action, or proceeding is a third party claim, demand, action, or proceeding, the Buyer shall have the right at their expense to assume the defense thereof using counsel reasonably acceptable to the Sellers. The Sellers shall have the right to participate, at their own expense, with respect to any such third party claim, demand, action, or proceeding. In connection with any such third party claim, demand, action, or proceeding, the Buyer and the Sellers shall cooperate with each other and provide each other with access to relevant books and records in their possession. No such third party claim, demand, action, or proceeding shall be settled without the prior written consents of the Sellers and the Buyer. If a firm written offer is made to settle any such third party claim, demand, action, or proceeding and the Buyer refuses to consent to such settlement, then: (i) the Sellers shall be excused from, and the Buyer shall be responsible for, all further defense of such third party claim, demand, action, or proceeding; and (ii) the maximum liability of the Sellers (subject to a claim over against the Buyer) relating to such third party claim, demand, action, or proceeding shall be the amount of the proposed settlement if the amount thereafter received from the Buyer on such third party claim, demand, action, or proceeding is greater than the amount of the proposed settlement.

                  (d) In calculating the amount of any indemnifiable Damages pursuant to this Section 7.3, there shall be deducted any tax benefit available to the Sellers and their affiliates as a result of the deduction of the amounts so indemnified.

                  (e) Notwithstanding anything in this Section 7.3 to the contrary, in no event will the Buyer be liable in any way in connection with its performance under this Agreement for any loss of profit or any other special damages, including, but not limited to, special, incidental, consequential, or other damages, except and to the extent that such damages are paid by the Sellers to a third party.

                  (f) All indemnity payments made by the Buyer to the Sellers pursuant to this Section 7.3 shall be treated for all tax purposes as an adjustment to the Purchase Price. Appropriate adjustments to the allocation of the Purchase Price (including the Final Allocation) shall be made at the time of such indemnity payments.

         7.4 Termination. Unless otherwise agreed to in writing, this Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time as follows:

                  (a) by mutual written agreement of the Sellers and the Buyer;

                  (b) by the Buyer (provided that it is not otherwise in breach hereof) if any of the conditions set forth in Article V of this Agreement shall not have been fulfilled on, or prior to, August 31, 2003;

                  (c) by the Sellers (provided that it is not otherwise in breach hereof) if any of the conditions set forth in Article VI of this Agreement shall not have been fulfilled on, or prior to, August 31, 2003;

                  (d) by the Buyer or the Sellers if a court of competent jurisdiction shall have issued an order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and non-appealable;

                  (e) by the Sellers if the Buyer (i) breaches its representations and warranties in any material respect, (ii) fails to comply in any material respect with any of its covenants or agreements contained herein which failure is not cured within twenty (20) days of written notice thereof; or (iii) fails to meet at the Closing any conditions set forth in
  Article VI hereof and such failure has not been waived in writing by the Seller;

                  (f) by the Buyer if either the Sellers or ECI (i) breach their representations and warranties in any material respect, (ii) fail to comply in any material respect with any of their covenants or agreements contained herein which failure is not cured within twenty (20) days of written notice thereof; or (iii) fail to meet at the Closing any condition set forth in Article V hereof and such failure has not been waived in writing by the Buyer;

                  (g) by the Buyer or the Sellers if the shareholders of Aris fail to approve this Agreement and the consummation of the transactions contemplated hereby in accordance with Aris' Certificate of Incorporation and Bylaws, the BCL and the Exchange Act; or

                  (h) by the Sellers if the Board of Directors of Aris has recommended an Alternative Transaction pursuant to Section 4.5(b) hereof.

         7.5 Rights on Termination; Waiver. If this Agreement is terminated pursuant to Section 7.4 hereof, all further obligations of the parties under or pursuant to this Agreement shall terminate without further liability of either party to the other, except that: (a) the Buyer's obligations contained in Section 4.2 of this Agreement shall survive any such termination, (b) in the event that the Agreement is terminated on account of the failure of any of the conditions set forth in Section 4.5(a) or Section 5.10 hereof to be satisfied, the Sellers shall pay Buyer as liquidated damages the amount provided in Section 4.5(c) hereof and (c) each party shall retain any and all remedies which it may have for breach of contract provided by law based on the other party's failure to comply with the terms of this Agreement. If any of the conditions set forth in Article V of this Agreement (other than Section
5.10 hereof) have not been satisfied, the Buyer may nevertheless elect to proceed with the consummation of the transactions contemplated by this Agreement and, if any of the conditions set forth in Article VI of this Agreement (other than Section 6.7 hereof) have not been satisfied, the Sellers may nevertheless elect to proceed with the consummation of the transactions contemplated by this Agreement.

         7.6 Survival of Indemnities. All obligations of the Sellers pursuant to Section 7.2 hereof (other than Section 7.2(a)(iv)) shall survive the Closing Date and the consummation of the transactions contemplated by this Agreement for a period of three (3) years from the Closing Date, except for the obligations of the Sellers pursuant to Section 7.2(a)(ii) and (iii) hereof which shall survive the Closing Date, or any termination of this Agreement. The obligations of the Sellers pursuant to Section 7.2(a)(iv) shall survive the Closing Date and the consummation of the transactions contemplated by this agreement for a period of ninety (90) days after the expiration of the statute of limitations applicable to the assessment or collection of taxes covered by
Section 7.2(a)(iv). All obligations of the Buyer pursuant to Section 7.3 hereof shall survive the Closing Date, or any termination of this Agreement.

                                 Article VIII

                                 Miscellaneous

         8.1 Notices. All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of (a) the date when actually delivered to an officer of a party,
(b) the second business day after having deposited the notice of communication in the United States mail, certified or registered mail, postage prepaid, return receipt requested, or (c) upon delivery by courier or facsimile, and addressed as follows, unless and until any of such parties notifies the others in accordance with this Section 8.1 of a change of address:

                  If to the Sellers:

                           c/o Aris Industries, Inc.
                           463 Seventh Avenue
                           Fourth Floor
                           New York, New York  10018
                           Attn.:  Mr. Arnold Simon, Chairman and Chief
                                   Executive Officer
                           Telefax:  (212) 695-7641
                           Telephone: (646) 473-4200

                  with a copy to:

                           Mark N. Kaplan, Esq.
                           Skadden, Arps, Slate, Meagher & Flom LLP
                           4 Times Square
                           Room 45-400
                           New York, New York  10036
                           Telefax:  (212) 735-2000
                           Telephone:  (212) 735-3000

                  If to the Buyer, Stanley Cayre or Eli Hamway:

                           10 West 33rd Street
                           Suite 728
                           New York, New York  10001
                           Attn:  Mr. Eli Hamway, Managing Member
                           Telefax:  (212) 279-6817
                           Telephone:  (212) 971-3111

                  with a copy to:

                           Morris Missry, Esq.
                           Wachtel & Masyr, LLP
                           110 East 59th Street
                           New York, New York  10022
                           Telefax:  (212) 909-9448
                           Telephone:  (212) 909-9557

         8.2 Further Assurances. At any time, and from time to time, each of the parties hereto, at the request of the other, shall execute, deliver and acknowledge or cause to be executed, delivered and acknowledged, such further documents and instruments and do such other acts and things as may be reasonably requested in order to fully implement the purpose of this Agreement.

         8.3 Governing Law and Forum. This Agreement shall be construed (both as to validity and performance) and enforced in accordance with, and governed by, the laws of the State of New York applicable to contracts to be performed entirely within that State, without giving effect to the principles of conflicts of law, except that any questions governed by the statutes of the United States of America shall be construed and enforced in accordance with, and governed by, such statutes. The parties hereto agree that any action, suit or other proceeding arising out of this Agreement, or the consummation of the transactions contemplated hereby, shall be brought only in a federal or state court located in the City, County and State of New York; provided, however, that no party waives its or his right to request the removal of such action, suit or proceeding from the state court to a federal court in such jurisdiction or vice versa. The parties hereto each waive any claim that such jurisdiction is not a convenient forum for any such action, suit or proceeding and the defense of lack of personal jurisdiction. Each of the parties hereto agrees that service of any process, summons, notice or document by U.S. registered mail at its or his address set forth herein shall be effective service of process for any action, suit or proceeding brought against it or him in any such court. Each of the parties hereby further agrees that any such court shall have in personam jurisdiction over it or him, and agrees that a final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner specified by law.

         8.4 Headings. The headings used in this Agreement are for convenience only and shall not be deemed to constitute a part hereof.

         8.5 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures thereto and herein were upon the same instrument.

         8.6 Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the successors and assigns of the parties hereto.

         8.7 Entire Agreement. This Agreement and the documents referred to herein and to be delivered pursuant hereto constitute the entire agreement and understanding of the parties hereto with respect to its subject matter hereof and supersede any prior agreements and understanding between the parties with respect thereto.

         8.8 Amendments and Waivers. No amendment, supplement, modification, waiver, or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

         8.9 Expenses. Except as provided in Sections 1.3, 4.5(c), 7.5 and
8.11 hereof, whether or not the transactions contemplated by this Agreement are consummated, each of the parties hereto shall pay the fees and expenses incurred by it or him, including the fees of respective counsel, accountants, brokers, investment bankers, and other experts incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated by this Agreement.

         8.10 Assignment. This Agreement shall not be assigned by the Sellers or the Buyer without the prior written consent of the other party; provided, however, that the Buyer shall have the right to assign all or any portion of its rights under this Agreement, or to delegate all or any portion of its obligations under this Agreement, in each case with reference to all or any portion of the Trademark Assets or the Copyright Assets, to an Affiliate of the Buyer without the Sellers' consent. Any such assignment shall not release the Buyer from its obligations herein.

         8.11 Taxes and Fees. The Sellers and the Buyer shall each pay and be responsible for 50% of all sales, use or other transfer taxes of any kind and all escrow, documentary, stamp, recording and filing taxes or fees which arise as a result of the conveyance of the Trademark Assets and the Copyright Assets to the Buyer pursuant to this Agreement.

         8.12 Severability. If any provision, clause, or part of this Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the application of such provision, clause, or part under other circumstances, shall not be affected thereby and this Agreement shall be construed in a manner which, as nearly as possible, reflects the original intent of the parties.

         8.13 Interpretation. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular, and all words in any gender shall extend to and include all genders.

         8.14 Rules of Construction. Each party to this Agreement has been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waives any rule of construction that would construe ambiguities against the party drafting this Agreement.

         8.15 Bulk Transfers. The parties to this Agreement agree to waive compliance with the requirements of the bulk sales tax laws of any jurisdiction in connection with any of the transactions contemplated under this Agreement, including, without limitation, the notice provisions of Chapter 60, Article 28, Section 1141(c) of the consolidated laws of the State of New York and any similar notice provisions of any other jurisdiction.

         8.16 IRS Tax Forms. Immediately prior to the payment of any amounts by the Sellers to the Buyer pursuant to this Agreement, the Buyer shall provide the Sellers with a validly completed and executed IRS Form W-9 indicating that the Buyer is not subject to backup withholding. If the Buyer fails to provide the Sellers with such form, the Sellers shall be entitled to withhold the appropriate amount of tax that the Sellers reasonably determine that they are required to withhold pursuant to applicable law.

[REMAINDER OF PAGE IS INTENTIONALLY BLANK; SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date and year first above written.

                           ARIS INDUSTRIES, INC.

                           By:  /s/ Arnold Simon
                                ------------------------------------
                                Name:  Arnold Simon
                                Title: Chief Executive Officer


                           XOXO CLOTHING COMPANY, INC.

                           By:  /s/ Arnold Simon
                                -------------------------------------
                                Name:  Arnold Simon
                                Title: Chief Executive Officer


                          EUROPE CRAFT IMPORTS, INC.

                          By:  /s/ Arnold Simon
                                -------------------------------------
                                Name:  Arnold Simon
                                Title: Chief Executive Officer


                           8-3 RETAILING INC.

                           By:  /s/ Arnold Simon
                                -------------------------------------
                                Name:  Arnold Simon
                                Title: Chief Executive Officer


                          MARCADE GROUP REALTY CORPORATION

                           By:  /s/ Arnold Simon
                                -------------------------------------
                                Name:  Arnold Simon
                                Title: Chief Executive Officer


                          GLOBAL BRAND HOLDINGS, LLC

                          By: /s/ Stanley Cayre
                              -------------------------------------
                              Name:  Stanley Cayre
                              Title: Managing Member


                          STANLEY CAYRE

                          /s/ Stanley Cayre
                          -------------------------------------


                          ELI HAMWAY

                          /s/ Eli Hamway
                          -------------------------------------